Exhibit 99.1

Cyteir Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Operational Highlights

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Initial data from Phase 1 combination with capecitabine in advanced ovarian cancer are expected in mid-2023
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Dose for the Phase 1 combination trials identified as 400mg daily
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Ended 2022 with approximately $147 million in cash; Projected cash runway into 2026

LEXINGTON, MA — March 23, 2022 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a clinical stage oncology company, today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided an update on recent operational highlights.

“We continue to be encouraged by the early clinical activity of CYT-0851 in ovarian cancer and are committed to bringing CYT-0851 to patients,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “Our significant cash runway gives us the resources to focus our development on CYT-0851 and into a potentially registrational trial as early as the second half of 2024.”

Recent Updates to the CYT-0851 Clinical Program

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In January, Cyteir reported encouraging preliminary clinical activity in the Phase 1 dose escalation cohorts with CYT-0851, an investigational oral monocarboxylate transporter inhibitor, in combination with capecitabine for the treatment of advanced ovarian cancer. Cyteir announced the prioritization of development of CYT-0851 in combination with capecitabine in advanced ovarian cancer and deferred development of additional indications with this combination. Cyteir plans to enroll up to an additional nine patients with advanced ovarian cancer in the capecitabine combination at the 400 mg CYT-0851 dose level. If supported by the data and regulatory feedback, Cyteir intends to pursue development and potential registration of CYT-0851 in combination with capecitabine as an all-oral treatment for platinum resistant ovarian cancer. Preliminary data on the combination with capecitabine are expected to be disclosed in mid-2023.
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Enrollment in the Phase 1 dose escalation cohorts of CYT-0851 in combination with gemcitabine in solid tumors continues. This combination is currently being evaluated at 300 mg of CYT-0851 in combination with gemcitabine, and if deemed tolerable, will advance to 400 mg of CYT-0851 in combination with gemcitabine. Preliminary data from the Phase 1 dose escalation cohorts of CYT-0851 in combination with gemcitabine are expected to be disclosed in mid-2023.

Recent Business Updates

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In conjunction with the prioritization of the clinical plan for CYT-0851, Cyteir also ceased all discovery projects focused on identifying inhibitors of DNA damage repair. Cyteir is pursuing out licensing of its preclinical pipeline.

Fourth Quarter and Full Year 2022 Financial Results

Cash and cash equivalents: Cash and cash equivalents as of December 31, 2022 were $147.1 million, which are expected to fund planned operations into 2026.

Research and development (R&D) expenses: R&D expenses were $7.5 million for the fourth quarter of 2022 versus $8.3 million for the same period in 2021 and $34.6 million for the full year 2022 versus $31.0 million for full year 2021. The year-over-year increase in R&D spending was due primarily to increased headcount and research activity. The decrease in fourth quarter 2022 R&D spending versus 2021 was due to lower clinical trial costs.

General and administrative (G&A) expenses: G&A expenses were $2.6 million for the fourth quarter of 2022 compared to $3.6 million for the same period in 2021 and $13.5 million for the full year 2022 compared to $11.3 million for full year 2021. The year-over-year increase in full year 2022 G&A expenses was primarily due to employee-related costs, as well as other administrative expenses associated with company growth and operating as a public company. The decrease in fourth quarter 2022 G&A spending versus 2021 was due to lower employee-related costs and other administrative expenses.

Net loss: Net loss was $8.8 million, or $0.25 per share, in the fourth quarter of 2022 compared to $11.8 million, or $0.34 per share, for the same period in 2021. For the full year 2022, net loss was $46.1 million, or $1.31 per share compared to $42.1 million, or $2.16 per share for full year 2021.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the development of CYT-0851, an oral investigational drug that inhibits monocarboxylate transporters. Cyteir’s current priority in CYT-0851 development is in combination with capecitabine and gemcitabine in a Phase 1/2 clinical study, including patients with advanced ovarian cancer. Follow Cyteir on social media: LinkedIn and Twitter and at www.cyteir.com.

Forward-Looking Statements

This press release contains “forward-looking statements” about Cyteir’s strategy, future plans, and prospects, including statements regarding the development of Cyteir’s compounds and potential expansion opportunities, regulatory strategy, and path for Cyteir’s compounds, the expected timing and reporting of results of Cyteir’s preclinical and clinical studies, and Cyteir’s expected cash runway. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.These forward-looking statements include: the benefits and potential impact of our portfolio prioritization; expected timing to receive clinical data from current ongoing clinical studies; expected cost savings from our prioritization and reduction in force; and our expected extended cash runway.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of CYT-0851; that preclinical testing of CYT-0851 may not be predictive of the results or success of clinical trials; that the clinical development of CYT-0851 may be delayed or otherwise take longer and/or cost more than planned; that Cyteir may be unable to initiate, enroll or complete clinical development of CYT-0851; that the continuing global outbreak of COVID-19 (including any resurgences or variants) may result in development or manufacturing delays, supply shortages, or shortages of qualified healthcare personnel; that synthetic lethality, as an emerging class of precision medicine targets, could result in negative perceptions of the efficacy, safety or tolerability of this class of targets, which could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; and that Cyteir’s compounds may not receive regulatory approvals or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” in Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Cyteir does not undertake and specifically disclaims any obligation to update any forward-looking statements.

CONTACT:

Cyteir Investor Relations

857-285-4140

ir@cyteir.com

Cyteir Therapeutics Inc
Condensed consolidated statements of operations
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$7,470	$8,255	$34,624	$30,959
General and administrative	2,583	3,607	13,546	11,300
Total operating expenses	10,053	11,862	48,170	42,259
Loss from operations	(10,053)	(11,862)	(48,170)	(42,259)
Other income (expense):
Other income (expense)	1,260	47	2,109	133
Total other income (expense)	1,260	47	2,109	133
Net loss	$(8,793)	$(11,815)	$(46,061)	$(42,126)
Net loss per share—basic and diluted	$(0.25)	$(0.34)	$(1.31)	$(2.16)
Weighted-average common stock outstanding—basic and diluted	35,375,849	35,136,168	35,272,831	19,499,292

Research and development expenses for the fourth quarter and full year-ended December 31, 2022 include stock-based compensation expense of $0.5 million and $1.9 million, respectively, compared to $0.4 million and $1.2 million, respectively, in the corresponding periods of 2021. General and administrative expenses for the fourth quarter and full year-ended December 31, 2022 include stock-based compensation expense of $0.4 million and $2.8 million, respectively, compared to $0.8 million and $2.3 million, respectively, in the corresponding periods of 2021.

Cyteir Therapeutics Inc
Condensed consolidated balance sheets
(in thousands, except share and per share amounts) (unaudited)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$147,120	$189,723
Prepaid expenses and other current assets	2,089	3,354
Total current assets	$149,209	$193,077
Property and equipment, net	1,699	2,055
Other assets	2,324	256
Total assets	$153,232	$195,388
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,128	$1,785
Accrued expenses and other current liabilities	4,187	5,726
Total current liabilities	$5,315	$7,511
Deferred rent, net of current portion	-	384
Other long term liabilities	1,631	201
Total liabilities	$6,946	$8,096
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.001 par value: 40,000,000 shares authorized as of December 31, 2022 and 2021; no shares issued and outstanding as of December 31, 2022 and 2021	-	-
Common stock, $0.001 par value: 280,000,000 shares authorized; 35,575,694 and 35,389,453 shares issued as of December 31, 2022 and 2021, respectively; 35,516,249 and 35,219,834 shares outstanding as of December 31, 2022 and 2021, respectively	35	35
Additional paid-in capital	284,365	279,310
Accumulated deficit	(138,114)	(92,053)
Total stockholders’ equity	146,286	187,292
Total liabilities and stockholders’ equity	$153,232	$195,388